This Pricing Supplement replaces the Pricing Supplement filed on February 6, 2003.

SLM Corporation
Medium Term Notes, Series B

With Maturities of 9 Months or More from Date of Issue

Registration No. 333-90316
Filed Pursuant to Rule 424(b)(3)

Pricing Supplement No. 1	Trade Date: 2/3/03
(To Prospectus dated January 23, 2003 and	Issue Date: 2/6/03
Prospectus Supplement dated January 23, 2003)

The date of this Pricing Supplement is 2/3/03

	Stated Interest		Price to		Interest Payment			Subject to Redemption		Aggregate
	Rate Per [1]	Maturity	Public [2]	Discounts &		First	Survivor's		Date and terms	Principal	Net	OID
CUSIP	Annum	Date	[3]	Commissions	Frequency	Payment	Option	Yes/No	of redemption	Amount	Proceeds	Status

78490FAA7	1.825%	3/15/08	100%	0.750%	Quarterly	06/15/03	Yes	No		6,767,000	6,716,247.50	N

		Initial			Maximum	Minimum
Floating Rate		Interest	Reset		Interest	Interest
Index	Spread	Rate	Period(4)	Accrual Method	Rate	Rate

91 Day T-Bill	0.650%	0.00%	Weekly	Actual/Actual (Payment Basis)	N/A	N/A

1	The interest rates on the EdNotes may be changed by SLM Corporation from time to time, but any such change will not affect the interest rate on any EdNotes offered prior to the effective date of the change.

2	Expressed as a percentage of aggregate principal amount.

3	See “Supplemental Plan of Distribution” in the Prospectus supplement for additional information concerning price to public and underwriting compensation.

4	On the Interest Reset Date, the Calculation Agent will establish the new rate based on the BEY for the 3 month T Bill auction published in H.15 (http://www.federalreserve.gov//Releases/h15/update/default.htm).

In the event that the results of the 91 day Treasury Bill auction ceases to be published or reported, or that no auction is held in a particular week, then the rate in effect as a result of the last such report will remain in effect until such time, as the results of auctions of 91 day Treasury Bills will again be published.